FROM:             Sybron Chemicals Inc.
                  Birmingham Road
                  Birmingham, NJ  08011

CONTACT:          Richard M. Klein
                  President and Chief Executive Officer
                  (609) 893-1100

FOR RELEASE:      Immediately
                  January 7, 1998

                       SYBRON CHEMICALS INC. REJECTS OFFER


          BIRMINGHAM, NJ, January 7, 1998 -- Sybron Chemicals Inc. (the "Company") (AMEX: SYC) said today that its Board of Directors has unanimously rejected an unsolicited offer by GenCorp to acquire all of the Company's stock in a merger in which the Company's stockholders would receive $38 per share in cash. The Company said that the Board's action was based, in part, on letters received from Citicorp Venture Capital, Ltd., Richard M. Klein, the Company's President and John H. Schroeder, the Company's Executive Vice President (together, the "Investor Group"), stating that they intend to remain stockholders in the Company. Because the Investor Group owns in excess of 45% of the Company's outstanding stock, the Board concluded that the GenCorp offer was not viable.

          As previously announced, the Company has entered into a definitive merger agreement with a company established by the Investor Group pursuant to which the Company's stockholders would receive $34.50 per share in cash. That transaction is subject, among other things, to the approval of a majority of the Company's stockholders not affiliated with the Investor Group.

          Sybron Chemicals is an international specialty chemical company that develops, produces and markets specialty chemicals in two main market segments: textile preparation, dyeing, printing and finishing, and Environmental (primarily related to water and waste treatment). Products include Tanatex(R) dyehouse chemicals and Jersey State(TM), Auralux(TM) and other finishing chemicals for the textile and carpet industries; Ionac(R) ion exchange resins for use in water treatment and special applications; specialty resins for use in reprographic and laser printer toners, Bi-Chem(R) biologically active seed cultures for industrial, municipal and sanitary waste treatment and groundspill clean-up. For more information on Sybron Chemicals Inc., please visit us on the World Wide Web at http://www.sybronchemicals.com/